Exhibit 10.3

FOURTH AMENDMENT TO OPERATING AGREEMENT OF

DETROIT ENTERTAINMENT, L.L.C.

A MICHIGAN LIMITED LIABILITY COMPANY

THIS FOURTH AMENDMENT TO OPERATING AGREEMENT (the “Fourth Amendment”) is made and entered into as of August 2, 2002,  by and between CIRCUS CIRCUS MICHIGAN, INC., a Michigan corporation (“Circus”) and ATWATER CASINO GROUP, L.L.C., a Michigan limited liability company (“ACG”), with reference to the following:

A.            Circus and ACG are parties to an Operating Agreement of Detroit Entertainment, L.L.C., dated as of October 7, 1997, as amended (the “Operating Agreement”) in connection with the formation, governance and operation of Detroit Entertainment, L.L.C., a Michigan limited liability company (the “Company”).

B             Atwater Entertainment Associates, L.L.C. (“AEA”) and ZRX, L.L.C. (“ZRX”) are the constituent members of ACG.

C.            Circus is a subsidiary of Mandalay Resort Group (formerly known as Circus Circus Enterprises, Inc.) (“Mandalay”).

D.            The parties desire to amend the Operating Agreement of the Company to reflect the changes agreed to by the parties, among others, in connection with the transfer restrictions and distribution rights with respect to the Members.

NOW, THEREFORE, for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

                1.             Amendments to Operating Agreement.  The Operating Agreement shall be amended as follows:

                                a.             A new definition shall be added to Appendix A and shall read as follows:

                                                ““Family Members” means grandparents, parents, siblings, spouses, child (naturally or adopted), grandchild (natural or adopted), father-in-law, mother-in-law, including trusts for the benefit of, or entities wholly-owned by, the foregoing persons.”

                                b.             Section 12.01(b) of the Operating Agreement shall be amended in its entirety to read as follows:

                                                “(b)  Notwithstanding anything to the contrary contained herein, for purposes of this Article XII, a “Disposition” shall not include (and consent of the non-transferring Members under Section 12.02 and the right of first refusal, provisions of 12.03 shall not apply to) (i) a transfer by Circus to its parent or any wholly-owned Affiliate of its parent or in connection with the sale or transfer of substantially all of the assets of Circus or its parent (including, without limitation, any transfer by merger, consolidation, stock sale, or the like); (ii) a transfer by ACG to an entity that is beneficially owned by the same Persons who presently own ACG and in the same percentage as are presently owned by such Persons; (iii) a transfer of any ownership interest in ZRX or AEA (A) to another Person owning an interest in such entities as of the date hereof, (B) to Family Members of the transferor, (C) to the beneficiaries or devisees upon the death of a transferor, (D) in connection with the entry of a divorce decree for or against a transferor, (E) to a corporation, partnership, limited liability company, trust or other entity, the ownership or beneficiaries of which are comprised wholly of and limited to the transferors and/or their legal/beneficial owners, (F) as a result of the death or permanent disability or a transferor, or (G) to the beneficial owners of entities who are members upon the dissolution of the entity; (iv) or a transfer of the ownership interest in a Member if such transfer is incident to a transfer by the ultimate parent corporation of such Member of substantially all of its gaming assets; or (v) a transfer to create a security interest; provided that such Member shall give notice to the Company and the other Members upon completion of such transaction and shall provide to the Company and the other Members, to the extent requested, as a condition to the transferee being admitted as a Substitute Member, and in compliance with Section 9.02, an opinion of counsel to the effect that such transfer shall not result in the Company being characterized for federal income tax purposes as an association taxable as a corporation.”

                                c.             Section 12.03 of the Operating Agreement shall be amended in its entirety and read as follows:

                                                “12.03   Rights of First Refusal.

                                                Each time a Member proposed to Dispose of all or any part of such Member’s Membership Interest (or is required by operation of law or other involuntary transfer to do so), such Member shall first offer such Membership Interest (the “Offered Interest”) to the non-transferring Members in accordance with the following provisions:

                                                                (a)           Such Member shall deliver a written notice to the non-transferring Members (the “Disposition Notice”) stating (i) such Member’s intention to Dispose of the Offered Interest, (ii) the Sharing Ration of the Offered Interest, (iii) the purchase price for which the Member proposes to Dispose of the Offered Interest, and (iv) all other pertinent terms and conditions of such proposed bona fide Disposition.

                                                                (b)           Within sixty (60) days after receipt of the Disposition Notice (the “First Refusal Period”), the non-transferring Members shall have the first right to purchase all but not less than all of such Offered Interest upon the stated purchase price and terms designated in such Disposition Notice and if they so elect, shall notify the Management Committee in writing (an “Acceptance Notice”) of such election to purchase all or a portion of the Offered Interest.  The failure of a non-transferring Member to submit an Acceptance Notice within the applicable period shall constitute an election on the part of that Member not to purchase any of the Offered Interest.  If more than one non-transferring Member elects to purchase (the “Electing Members”), each Electing Member shall purchase a portion of the Offered Interest equal to a fraction, the numerator of which is the Electing Member’s Sharing Ratio and the denominator of which is the total of all Electing Member’s Sharing Ratios; provided, however, that the Electing Members may elect to purchase the Offered Interest in some other proportion.  If the non-transferring Members elect to purchase the Offered Interest under this Section 12.03, such purchase shall be consummated within ten (10) business days after the end of the First Refusal Period.  At the closing of such purchase, the transferring Member shall transfer the Offered Interest to the Electing Members, free and clear of all liens, claims and other encumbrances against payment of the applicable stated purchase price.

                                                                (c)           If the non-transferring Members do not elect to purchase all of the Offered Interest, then the transferring Member may offer to transfer any portion of the Offered Interest within 90 days after the expiration of the First Refusal Period (“Offer Period”), provided such transfer (i) is to a person to whom the transfer may occur without creating a violation of the Development Agreement and who is suitable for licensure under the Michigan Gaming Control and Revenue Act and is financially capable of performing his/her obligations (a “Qualified Purchaser”), (ii) the transferring Member receives and provides to the non-transferring Members, within the Offer Period, (1) a binding purchase offer for the Offered Interest being transferred to the Qualified Purchaser on terms no less favorable than designated on the Disposition Notice, and (2) evidence of escrowed funds sufficient to close the purchase of such Offered Interest, (iii) the transfer is completed after approval by the Gaming Authorities, and (iv) the requirements of Sections 12.01(d) and (e) and 12.02 are met (other than the requirement to obtain written consent of the non-transferring Members).  If such Offered Interest is not so transferred, the transferring Member must give notice in accordance with this Section 12.03 prior to any other or subsequent proposed transfer of all or any portion of its Membership Interest.”

                                                d.             Section 4.05(d) shall be amended in its entirety and read as follows:

                                                “During the first ten (10) years following Completion of Construction, Circus shall receive an annual Management Fee equal to 1.5% of the first $700 million of approved Project Cost.  The Management Fee shall be payable in monthly estimated installments in arrears, on or about the tenth day of each calendar month, subject to annual adjustment within thirty (30) days after the end of each Fiscal Year.  Notwithstanding the foregoing, the Management Fee shall only be paid in amounts that do not exceed the cumulative distributions to Members of Distributable Cash under Article VI (excluding Tax Distributions) beginning on the date the Management Fee is first payable; provided, however, in the event of dissolution of the Company, any accrued but unpaid Management Fee would be paid in accordance with Section 13.02(b).”

                2.             Entire Amendment.  Except as amended or modified hereby, the Operating Agreement shall remain unmodified and in full force and effect.

                3.             Counterparts.  This Amendment may be executed in counterparts, each of which when executed and delivered by all parties named as signatories below, shall have the force and effect of the original, but all such counterparts shall constitute one and the same instrument.

                IN WITNESS WHEREOF, the undersigned have executed this Fourth Amendment as the date first set forth above.

ATWATER CASINO GROUP, L.L.C.		CIRCUS CIRCUS MICHIGAN, INC.,
a Michigan limited liability company		a Michigan corporation

By: Atwater Management Corporation,		By:	/s/ GLENN W. SCHAEFFER
a Michigan corporation, its Manager
Name: Glenn W. Schaeffer

By:	/s/ THOMAS CELANI	Title: President
Thomas Celani, President

By:	/s/ VIVIAN CARPENTER
Vivian Carpenter, Vice President

JOINDER

ATWATER ENTERTAINMENT ASSOCIATES, L.L.C., a Michigan limited liability company and ZRX, L.L.C., a Michigan limited liability company, hereby join in the execution of the foregoing Fourth Amendment, solely for the purposes of acknowledging that they have read, understand and agree to be bound by, the terms, covenants and provisions of the foregoing Fourth Amendment.

ATWATER ENTERTAINMENT ASSOCIATES,		ZRX, L.C.C.,
L.L.C., a Michigan limited liability Company		a Michigan limited liability company

By Z.L.M. Corporation, its Manager

By:	/s/ VIVIAN CARPENTER	/s/ THOMAS CELANI
	By: Vivian Carpenter, Manager	Thomas Celani, President

By:	/s/ JACK BARTHWELL	/s/ MARIAN ILITCH
	By: Jack Barthwell, Manager	Marian Ilitch, Member

/s/ THOMAS CELANI
Thomas Celani, President